EXHIBIT 99.1
PLUMAS BANCORP DECLARES CASH DIVIDEND
AND REPORTS RECORD QUARTERLY EARNINGS
QUINCY, California, October 19, 2005 — The board of directors of Plumas Bancorp, (NASDAQ:PLBC), a bank holding company and the parent company of Plumas Bank, declared a semi-annual cash dividend of 11 cents per share. Adjusting for the 3-for-2 stock split effective September 16, 2005, the annual cash dividend paid in 2005 is 22 cents, an annualized increase of 22% over the 18 cents per share dividend paid in 2004. The payable date for the cash dividend will be November 18, 2005 to shareholders of record as of November 4, 2005. This is the ninth consecutive year cash dividends have been paid.
     In addition, the board announced record quarterly earnings of $1,248,000 for the third quarter of 2005, an increase of 34% over the same period in 2004. Quarterly earnings per share on a diluted basis were 24 cents, up 5 cents or 26% from the third quarter of 2004. Again, the diluted earnings per share reflect the 3-for-2 stock split effective September 16, 2005. The annualized return on shareholders’ equity during the third quarter of 2005 increased to 16.5%, up from 13.8% for the third quarter of 2004.
     Year-to-date net income reached $3,228,000, an increase of 29% over the first nine months of 2004. Diluted earnings per share (as adjusted for the stock split) increased to 64 cents, up 14 cents, or 28% from the same period in 2004.
     Assets as of September 30, 2005 were $471 million, up $41 million, or 10% from a year ago. Total loans over the past year grew an impressive $63 million, or 25%, to $311 million.
     Douglas N. Biddle, president and chief executive officer of Plumas Bancorp stated, “As Plumas Bank approaches its twenty-fifth anniversary, it is a pleasure to announce that this is the most profitable quarter in the history of the Company.” He explained, “Our strong growth in operating revenue this quarter was primarily due to the expansion of our loan portfolio. To support our recent growth and future anticipated expansion, the Company issued $4 million of trust preferred securities in the third quarter.” Biddle continued, “We are very pleased with our third quarter financial performance and, barring any unforeseen events, expect the fourth quarter to be strong as well.”
Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional bank branches and a number of ATM sites in Plumas, Lassen, Sierra, Modoc, Shasta, Nevada and Placer counties serving businesses and families in the Eastern portion of California between Lake Tahoe and the Oregon border. The bank provides consumer, commercial and agricultural banking services, mortgage banking, and various investment and insurance services. Additional information can be obtained at www.plumasbank.com.
This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp could cause actual results to differ materially from those in the forward-looking statements.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	Unaudited
	As of September 30,
			Dollar	Percentage
	2005	2004	Change	Change
ASSETS
Cash and due from banks	$17,870	$21,613	$(3,743)	-17.3%
Federal funds sold	15,445	22,110	(6,665)	-30.1%
Investment securities	95,110	109,638	(14,528)	-13.3%
Loans, less allowance for loan losses of $3,329 at September 30, 2005 and $2,725 at September 30, 2004.	310,984	248,434	62,550	25.2%
Premises and equipment, net	10,917	9,996	921	9.2%
Intangible assets, net	1,713	2,014	(301)	-14.9%
Company owned life insurance	8,855	8,279	576	7.0%
Accrued interest receivable and other assets	10,278	8,118	2,160	26.6%

Total assets	$471,172	$430,202	$40,970	9.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$424,779	$393,455	$31,324	8.0%
Accrued interest payable and other liabilities	5,621	3,080	2,541	82.5%
Junior subordinated deferrable interest debentures	10,310	6,186	4,124	66.7%
Total liabilities	440,710	402,721	37,989	9.4%
Shareholders’ equity	30,462	27,481	2,981	10.8%

Total liabilities and shareholders’ equity	$471,172	$430,202	$40,970	9.5%

KEY BALANCE SHEET DATA AND RATIOS
Nonperforming loans	$1,446	$1,679
Nonperforming assets	$1,505	$1,771
Nonperforming loans as a percentage of total loans	0.46%	0.67%
Nonperforming assets as a percentage of total assets	0.32%	0.41%
Allowance for loan losses as a percentage of total loans	1.06%	1.08%
Loan to deposit ratio	73.8%	63.9%
Capital ratios
Leverage	8.6%	7.7%
Tier 1 risk-based	10.2%	10.2%
Total risk-based	11.1%	11.1%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Three Months
	Ended September 30
			Dollar	Percentage
	2005	2004	Change	Change
Interest income	$6,665	$5,148	$1,517	29.5%
Interest expense	1,266	719	547	76.1%

Net interest income before provision for loan losses	5,399	4,429	970	21.9%
Provision for loan losses	300	300	—	—%

Net interest income after provision for loan losses	5,099	4,129	970	23.5%
Non-interest income	1,199	1,259	(60)	-4.8%
Non-interest expenses	4,307	3,920	387	9.9%

Income before provision for income taxes	1,991	1,468	523	35.6%
Provision for income taxes	743	537	206	38.4%

Net income	$1,248	$931	$317	34.0%

Basic earnings per share	$0.25	$0.19	$0.06	31.6%

Diluted earnings per share	$0.24	$0.19	$0.05	26.3%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$79	$202
Net loan charge-offs as a percentage of average loans	0.10%	0.33%
Return on average assets (annualized)	1.07%	0.89%
Return on average equity (annualized)	16.5%	13.8%
Net interest margin	5.14%	4.80%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Unaudited
	For the Nine Months
	Ended September 30
			Dollar	Percentage
	2005	2004	Change	Change
Interest income	$18,494	$14,620	$3,874	26.5%
Interest expense	3,331	2,116	1,215	57.4%

Net interest income before provision for loan losses	15,163	12,504	2,659	21.3%
Provision for loan losses	900	600	300	50.0%

Net interest income after provision for loan losses	14,263	11,904	2,359	19.8%
Non-interest income	3,418	3,615	(197)	-5.4%
Non-interest expenses	12,633	11,594	1,039	8.7%

Income before provision for income taxes	5,048	3,925	1,123	28.6%
Provision for income taxes	1,820	1,418	402	28.3%

Net income	$3,228	$2,507	$721	28.8%

Basic earnings per share	$0.65	$0.51	$0.14	27.5%

Diluted earnings per share	$0.64	$0.50	$0.14	28.0%

KEY INCOME STATEMENT DATA AND RATIOS
Net loan charge-offs	$334	$439
Net loan charge-offs as a percentage of average loans	0.15%	0.19%
Return on average assets (annualized)	0.97%	0.83%
Return on average equity (annualized)	14.9%	12.5%
Net interest margin	5.06%	4.73%